Exhibit 99.1
EMISPHERE TECHNOLOGIES ANNOUNCES CLOSING OF
$4 MILLION REGISTERED DIRECT OFFERING AND
$4 MILLION PRIVATE PLACEMENT
CEDAR KNOLLS, N.J., August 21, 2009 — Emisphere Technologies, Inc. (OTC BB: EMIS) today announced the completion of its previously announced sale of 5,714,286 shares of its common stock and warrants to purchase up to 2,685,714 additional shares of common stock in a registered direct offering with two institutional investors, resulting in gross proceeds of $4 million (the “Financing”). Each unit, consisting of one share of common stock and a warrant to purchase 0.47 of a share of common stock, was sold for a purchase price of $0.70. The warrants to purchase additional shares will be exercisable at an exercise price of $0.70 per share beginning immediately after issuance and will expire 5 years from the date they are first exercisable.
The common stock and warrants offered by Emisphere in the Financing were offered pursuant to an effective shelf registration statement on Form S-3, which was filed with the Securities and Exchange Commission on September 20, 2007, and declared effective on October 1, 2007 (File No. 333-146212) and a registration statement (File No. 333-161425) filed by Emisphere on August 19, 2009 pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and described in the Prospectus Supplement dated August 19, 2009 that was filed with the Securities and Exchange Commission on August 21, 2009 pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended. Copies of the prospectus supplement and accompanying prospectus may be obtained directly from Emisphere by contacting Emisphere Technologies, Inc., 240 Cedar Knolls Road, Suite 200, Cedar Knolls, New Jersey 07927. This announcement is neither an offer to sell nor a solicitation of an offer to buy any shares of common stock or warrants of Emisphere.
Emisphere also announced the completion of its previously announced sale of 6,015,037 shares of its common stock and warrants to purchase up to 3,729,323 additional shares of its common stock in a private placement with certain affiliates of MHR Fund Management LLC, resulting in gross proceeds of $4 million (the “Private Placement”). Each unit, consisting of one share of common stock and a warrant to purchase 0.62 of a share of common stock, was sold for a purchase price of $0.665. The warrants to purchase additional shares will be exercisable at an exercise price of $0.70 per share beginning immediately after issuance and will expire 5 years from the date they are first exercisable.
Emisphere received total net proceeds from both transactions of approximately $7.4 million after deducting placement agent fees and other offering expenses. Proceeds from these transactions will be used to fund Emisphere’s operations and meet its obligations as they may arise.
Emisphere was advised in these transactions by a special committee of independent directors that was represented by special counsel. Rodman & Renshaw, LLC, a subsidiary of Rodman & Renshaw Capital Group, Inc., (NASDAQ: RODM — News), acted as the exclusive placement agent for the registered direct transaction and advisor for the private placement.
About Emisphere Technologies, Inc.
Emisphere is a biopharmaceutical company that focuses on a unique and improved delivery of therapeutic molecules or nutritional supplements using its Eligen® Technology. These molecules and compounds could be currently available or in development. Such molecules are usually delivered by injection; in many cases, their benefits are limited due to poor bioavailability, slow on-set of action or variable absorption. The Eligen® Technology can be applied to the oral route of administration as well other delivery pathways, such as buccal, rectal, inhalation, intra-vaginal or transdermal. The company’s website is: www.emisphere.com.

Safe Harbor Statement Regarding Forward-looking Statements
The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere’s product candidates and the sufficiency of Emisphere’s cash and other capital resources) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, Emisphere’s ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in Emisphere’s Annual Report on Form 10-K (file no. 000-17758) filed on March 16, 2009 and subsequent quarterly reports on Form 10-Q.
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For further information contact:
Michael R. Garone, Chief Financial Officer
973-532-8005 or mgarone@emisphere.com
Daria Palestina, Director Communications
973-532-8002 or dpalestina@emisphere.com
Paula Schwartz, Rx Communications
(917) 322-2216 or pschwartz@rxir.com